As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMPIRE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	73-1238709
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2200 S. Utica Place, Suite 150

Tulsa, Oklahoma 74114

(Address, including zip code, of registrant’s principal executive offices)

Empire Petroleum Corporation 2021 Stock and Incentive Compensation Plan

Empire Petroleum Corporation 2019 Stock Option Plan

Empire Petroleum Corporation Warrants

(Full title of the plans)

Michael R. Morrisett
President
Empire Petroleum Corporation

2200 S. Utica Place, Suite 150

Tulsa, Oklahoma 74114

(539) 444-8002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Ryan Sacra, Esq.
Conner & Winters, LLP
4100 First Place Tower

15 East Fifth Street
Tulsa, Oklahoma 74103
(918) 586-5711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large, accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value
2021 Stock and Incentive Compensation Plan	3,000,000	$3.09(2)	$9,270,000(2)	$859.33
2019 Stock Option Plan	9,012,800	$0.34(3)	$3,064,352(3)	$284.07
Warrants	3,000,000	$0.23(4)	$690,000(4)	$63.96
Total	15,012,800		$13,024,352	$1,207.36

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock that may become issuable pursuant to the above-named plans to prevent dilution resulting from any future stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $3.09 per share, the average of the high and low sales prices for the Common Stock as reported by the OTCQB on November 22, 2021.
(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2019 Stock Option Plan.
(4)	Estimated solely for purposes of calculating the registration fee, pursuant to rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted-average exercise price for outstanding warrants granted as compensation for serving as a director.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*Information required by Part I of Form S-8 constituting the requirements of a Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the equity incentive plans as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Empire Petroleum Corporation (the “Registrant”) with the Commission (other than any portions of such filings that are furnished rather than filed under applicable Commission rules) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2020 filed on March 31, 2021;

•	The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed on May 17, 2021, August 23, 2021 and November 15, 2021, respectively;

•	The Registrant’s Statements of Revenues and Direct Operating Expenses of the Oil and Natural Gas Properties Acquired on May 14, 2021 from XTO Holdings, LLC for the years ended December 31, 2020 and 2019, included in the Current Reports on Form 8-K/A filed with the Commission on July 30, 2021 and August 23, 2021;

•	The Registrant’s current reports on Form 8-K filed on January 6, 2021, March 15, 2021 (both current reports filed on such date), April 1, 2021, April 27, 2021, April 29, 2021, May 17, 2021 (as amended on Form 8-K/A filed on July 30, 2021 and August 23, 2021), May 20, 2021, August 4, 2021, August 24, 2021, October 5, 2021, October 21, 2021 and October 22, 2021; and

•	The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form S-3 filed on October 28, 2021, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any current report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys at Conner & Winters, LLP owned 340,842 shares of the Registrant’s Common Stock.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants the Registrant the authority to indemnify each of the Registrant’s directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant or by reason of the fact that such director or officer, at the Registrant’s request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by the Registrant or in the Registrant’s right, the Registrant may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Registrant unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to the Registrant but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from the Registrant for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Registrant’s stockholders.

Section 145 of the DGCL also authorizes the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by the Registrant.

Pursuant to the authority granted the Registrant by Section 145 of the DGCL, the Registrant has provided in the Registrant’s certificate of incorporation, as amended, and amended and restated bylaws for the indemnification of and advancement of expenses to the Registrant’s directors and officers to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, the Registrant is required to indemnify, or advance expenses to, any such director or officer in connection with an action, suit, claim or proceeding initiated by such director or officer only if the initiation of such action, suit, claim or proceeding has been authorized by the Registrant’s Board of Directors.

As permitted by Section 102 of the DGCL, the Registrant’s certificate of incorporation, as amended, provides that each of the Registrant’s directors shall not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall be liable for any breach of such director’s duty of loyalty to the Registrant or the Registrant’s stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description
4.1	Empire Petroleum Corporation 2021 Stock and Incentive Compensation Plan (incorporated herein by reference to Appendix C to the Registrant’s Information Statement on Schedule 14C filed with the Commission on September 10, 2021).
4.2	Empire Petroleum Corporation 2019 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K dated April 3, 2019, filed with the Commission on April 9, 2019).
4.3*	Warrants to purchase Common Stock of the Registrant granted to Anthony J. Kamin.
5*	Opinion of Conner & Winters, LLP.
23.1*	Consent of HoganTaylor LLP.
23.2*	Consent of Moss Adams LLP.
23.3*	Consent of Conner & Winters, LLP (included in Exhibit 5).
24*	Power of Attorney (included on the signature page).

__________

*Filed herewith.

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 24th day of November, 2021.

EMPIRE PETROLEUM CORPORATION

By:	/s/ Michael R. Morrisett
Michael R. Morrisett
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Thomas Pritchard and Michael R. Morrisett, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Pritchard	Director and Chief Executive Officer	November 24, 2021
Thomas Pritchard	(Principal Executive Officer)

/s/ Michael R. Morrisett	Director and President	November 24, 2021
Michael R. Morrisett	(Principal Financial Officer)

/s/ Angela M. Baker	Chief Accounting Officer	November 24, 2021
Angela M. Baker	(Principal Accounting Officer)

/s/ Phil Mulacek	Director and Co-Chairman of the Board	November 24, 2021
Phil Mulacek

/s/ Anthony J. Kamin	Director and Co-Chairman of the Board	November 24, 2021
Anthony J. Kamin

/s/ Benjamin Marchive II	Director	November 24, 2021
Benjamin Marchive II

/s/ Mason Matschke	Director	November 24, 2021
Mason Matschke